UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
March 24, 2014

PVH CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Madison Avenue, New York, New York		10016
(Address of principal executive offices)		(Zip Code)

 (Registrant's telephone number, including area code) (212) 381-3500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 24, 2014, Calvin Klein, Inc. (“Calvin Klein”), a subsidiary of PVH Corp. (the ‘Company”), entered into an amendment to the employment agreement with Paul Thomas Murry, the Chief Executive Officer of Calvin Klein (the “Amendment”).

The Amendment changed (i) the date on which Mr. Murry’s employment agreement will expire, from the fourth anniversary of the effective date of the employment agreement to February 1, 2015; and (ii) the date on which Mr. Murry will transition to the role of Executive Chairman of Calvin Klein and will no longer hold the title of Chief Executive Officer of Calvin Klein, from the third anniversary of the effective date of the employment agreement to July 1, 2014.  The changes made to Mr. Murry’s employment agreement by the Amendment will not give Mr. Murry the right to terminate his employment for “good reason” (as defined below).

The Amendment is attached as Exhibit 10.1 to this Report.

The following is a summary of the material terms and conditions of the employment agreement with Mr. Murry, as amended by the Amendment (the “Murry Agreement”).

The Murry Agreement, which became effective as of July 1, 2013, provides that Mr. Murry will serve as the Chief Executive Officer of Calvin Klein.  The Murry Agreement expires on February 1, 2015.  Mr. Murry is expected to train a successor Chief Executive Officer of Calvin Klein and transition his responsibilities to such person effective July 1, 2014.  At such time, Mr. Murry will transition to the role of Executive Chairman of Calvin Klein and will no longer hold the title of Chief Executive Officer of Calvin Klein. Following the transition, Mr. Murry’s working hours will be reduced to 50% of his working hours prior to July 1, 2014 (although his working hours may be adjusted by plus or minus 10%) or approximately two to three days per business week, and in no event less than 1,000 hours per year.

Mr. Murry’s current base salary is $1,000,000 per annum.  Mr. Murry is eligible to participate in the Company’s bonus and stock plans and other incentive compensation programs for executives.  As consideration for Mr. Murry’s entering into the Murry Agreement, Mr. Murry received a stock option award on the first business day of the month following the effective date of the Murry Agreement with a fair market value on the date of grant of $1,000,000.  He did not receive any additional options in the Company’s 2013 fiscal year and will not receive any additional options in the Company’s 2014 and 2015 fiscal years.  Following Mr. Murry’s transition to the role of Executive Chairman of Calvin Klein, his base salary and bonus opportunity will be reduced by 50%.  In addition, Mr. Murry is eligible to participate in all employee benefits and insurance plans sponsored or maintained by the Company for executives.  Mr. Murry is also entitled to reimbursement of reasonable business expenses and is eligible to participate in any clothing allowance program developed for executives of Calvin Klein.

The Murry Agreement also sets forth Mr. Murry’s rights to severance upon termination of employment and restrictive covenants in the Company’s favor to which he has agreed.  Generally, Mr. Murry is entitled to severance only if his employment is terminated by the Company without “cause” or if he terminates his employment for “good reason.”  “Cause” is generally defined as (1) gross negligence or willful misconduct in Mr. Murry’s performance of the material responsibilities of his position, which results in material economic harm to the Company or its affiliates or in material reputational harm causing demonstrable injury to the Company or its affiliates; (2) Mr. Murry’s willful and continued failure to perform substantially his duties (other than any such failure resulting from incapacity due to physical or mental illness); (3) Mr. Murry’s conviction of, or plea of guilty or nolo contendere to, a felony within the meaning of U.S. Federal, state or local law (other than a traffic violation); (4) Mr. Murry having willfully divulged, furnished or made accessible any confidential information (as defined in the Murry Agreement); or (5) any act or failure to act by Mr. Murry, which, under the provisions of applicable law, disqualifies him from acting in the capacity in which he is then acting for the Company.  “Good reason” is generally defined as (i) the assignment to Mr. Murry of any duties inconsistent in any material respect with his position or any other action that results in a material diminution in such position; (ii) a reduction of base salary; (iii) the taking of any action by the Company that substantially diminishes (A) the aggregate value of Mr. Murry’s total compensation opportunity, and/or (B) the aggregate value of the employee benefits provided to him; (iv) requiring that Mr. Murry’s services be rendered primarily at a location or locations more than 35 miles from the location at which he rendered services on the effective date of the Murry Agreement; or (v) the Company’s failure to require any successor to assume expressly and agree to perform the Murry Agreement.  Mr. Murry’s transition to the role of Executive Chairman of Calvin Klein will not be regarded as constituting good reason.

In the event of a termination of employment without cause or for good reason (other than during the two-year period after a change in control), Mr. Murry is entitled, subject to executing a release of claims in the Company’s favor, to severance payments equal to one and a half times the sum of his base salary plus an amount equal to the bonus that would be payable if target level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination). This severance amount will be reduced by 50% following his transition to Executive Chairman of Calvin Klein.  All such payments are payable in accordance with the Company’s payroll schedule in 36 substantially equal installments. The Murry Agreement provides that during the 18-month period following Mr. Murry’s termination of employment without cause or for good reason (other than during the two-year period after a change in control), medical, dental, life and disability insurance coverages are continued for Mr. Murry (and his family, to the extent participating prior to termination of employment), subject to cessation if he obtains replacement coverage from another employer (although there is no duty to seek employment or mitigate damages).  Mr. Murry is required to pay the active employee rate, if any, for such coverage.  Mr. Murry also is entitled, subject to executing a release of claims in the Company’s favor, to severance upon the termination of his employment by the Company without cause or by him for good reason within two years after a change in control of the Company (as defined in the Murry Agreement).  In either such case, Mr. Murry would receive an aggregate change in control severance amount equal to two times the sum of his base salary plus an amount equal to the bonus that would be payable if target level performance were achieved under the Company’s annual bonus plan (if any) in respect of the fiscal year during which termination occurs (or the prior fiscal year, if bonus levels have not yet been established for the year of termination).  This change in control severance amount will be reduced by 50% following his transition to Executive Chairman of Calvin Klein. This amount will be paid in a lump sum if the change in control constitutes a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (each within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).  This amount will be paid in 48 substantially equal payments if the change in control does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” under Section 409A of the Code.  Mr. Murry also receives comparable medical, dental, life and disability insurance coverage for himself and his family for a two-year period after such a termination.  In addition, if the receipt of the foregoing severance would subject Mr. Murry to the excise tax on excess parachute payments under Section 4999 of the Code, his severance would be reduced by the amount required to avoid the excise tax if such a reduction would give him a better after-tax result than if he received the full severance amount.

The Murry Agreement also includes certain restrictive covenants in favor of the Company.  The covenants include prohibitions during and after employment against the use of confidential information and soliciting Company employees for employment by himself or anyone else and, other than following a termination without cause or for good reason, competing against the Company or accepting employment with a competitor and interfering with the Company’s business relationships.

Item 8.01   Other Events.

On March 25, 2014, the Company issued a press release to announce that Mr. Murry will become Executive Chairman of Calvin Klein on July 1, 2014 and retire on February 1, 2015.

A copy of the press release is attached as Exhibit 99.1 to this report.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.                      Description of Exhibit

10.1	Amendment to Third Amended and Restated Employment Agreement, dated as of March 24, 2014, between Calvin Klein, Inc. and Paul Thomas Murry.

99.1	Press release issued on March 25, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.

By: /s/ Mark D. Fischer
Mark D. Fischer Executive Vice President

Date: March 25, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Amendment to Third Amended and Restated Employment Agreement, dated as of March 24, 2014, between Calvin Klein, Inc. and Paul Thomas Murry.
99.1	Press Release issued by PVH Corp. on March 25, 2014.